Exhibit 10.16.1

ARTHUR J. GALLAGHER & CO.

DEFERRED EQUITY PARTICIPATION PLAN

FORM OF AWARD AGREEMENT

Participant		[	]

Award Date		[	]

Allocation of Annual Funding	$	[	]

This Deferred Equity Participation Plan Award Agreement (this “Agreement”), effective as of the Award Date shown above, between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant named above, sets forth the terms and conditions of an allocation of Annual Funding (the “Award”) under the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “Plan”). The Award is subject to all of the terms and conditions set forth in the Plan and this Agreement. In the event of any conflict, the Plan will control over this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein. The Participant hereby expressly acknowledges receipt of a copy of the Plan.

1. Allocation of Annual Funding. The Company hereby grants to the Participant the allocation of Annual Funding in the amount specified above.

2. Vesting. Pursuant to the Plan, the allocation of Annual Funding shall become vested upon the earliest to occur of the following (the “Vesting Date”): (a) the date upon which the Participant attains age 62; (b) the date of the Participant’s death; (c) the date of a termination of the Participant’s employment by the Company because of Disability, as defined in the Plan; (d) the date of a termination of the Participant’s employment by the Company in a manner that entitles the Participant to receive a severance benefit pursuant to the Company’s Severance Plan, as then in effect; or (e) the date upon which the Company undergoes a Change of Control, as defined in the Plan; provided, however, that for any Awards granted within one year of or after a Participant’s original Vesting Date (for example, within one year of reaching, or after the Participant reaches, age 62), the Vesting Date shall be the earliest to occur of the one-year anniversary of the date of the Award, or (b), (c) and (d) above.

In the event the Participant’s employment with the Company terminates for any reason other than those specified above prior to the Vesting Date, then the Award shall automatically terminate and be forfeited, cancelled and of no further force and effect.

3. Payment. If the Award is the first allocation of Annual Funding the Participant has received under the Plan, then within 30 days after the Award Date, the Participant shall make a Distribution Election which shall specify the Distribution Date and the form of payment for the Plan. If the Participant fails to make such elections within such period, he or she shall be deemed to have elected to receive a lump-sum payment on the six-month anniversary of the date of Separation from Service with the Company. The Distribution Election shall apply to all allocations of Annual Funding under the Plan other than as set forth in the next sentence. In accordance with Section 4(f) of the Plan, for any Awards granted within one year of or after the Participant’s original Vesting Date (for example, within one year of reaching, or after the Participant reaches, age 62), the distribution shall be a lump-sum payment on the six-month anniversary of the date of Separation from Service with the company. Participant may change his or her Distribution Election only in accordance with the provisions set forth in Section 4(d) of the Plan.

(a) Distribution Date. Pursuant to Section 4(c) of the Plan, the Participant’s Distribution Election shall specify one of the following as the Participant’s Distribution Date: (i) the Participant’s Vesting Date; (ii) the 6-month anniversary of the date on which the Participant undergoes a Separation from Service with the Company; or (iii) the first day of any calendar year beginning after the year in which the Participant attains age 62, but not later than the calendar year in which the Participant attains age 70.

(b) Form of Payment. Pursuant to Section 4(a) of the Plan, the Participant’s Distribution Election shall specify to receive the Award in the form of: (i) a lump-sum payment; (ii) ten substantially equal annual installment payments commencing on the Distribution Date, and due on the next nine anniversaries of the Distribution Date; or (iii) five equal annual installment payments commencing on the Distribution Date, and due on the next four anniversaries of the Distribution Date.

4. Miscellaneous.

(a) Administration. Any action taken or decision made by the Company or the Compensation Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company or the Compensation Committee or its delegates.

(b) Tax Withholding and Furnishing of Information. There shall be withheld from any payment under this Agreement such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment. It shall be a condition to the obligation of the Company to make payments under this Agreement that the Participant promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

(c) Non-Transferability. Except as otherwise determined by the Compensation Committee in its sole discretion, the Participant’s rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature. If the Participant (or those claiming under or through the Participant) attempt to violate this Section 4(c), such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments hereunder shall terminate.

(d) No Right of Participation or Employment. The Participant shall not have any right to be employed, reemployed or continue employment by the Company or affect in any manner the right of the Company to terminate the employment the Participant with or without notice at any time for any reason without liability hereunder. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company and the Participant, or to be a consideration for or an inducement or condition of any employment.

(e) No Rights as Stockholder. Nothing in this Agreement or the Plan shall be interpreted or construed as giving the Participant any rights as a stockholder of the Company or any right to become a stockholder of the Company.

(f) Clawback, Forfeiture or Recoupment. Any payment made to the Participant under the Award will be subject to the restrictive covenants in Section 6 of the Plan, the Company’s compensation recovery policy, as well as any other or additional “clawback,” forfeiture or recoupment policy now existing or adopted by the Company after the date of this Agreement.

(g) Beneficiary Designation. You may, by completing and returning the appropriate form provided to you by the Company, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death under the circumstances described in, and in accordance with, Section 17 of the Plan. You may change your beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

(h) Section 409A. This Agreement and the payment of the Award hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be administered and interpreted consistent with such intent.

(i) Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(signature page immediately follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:
Name:
Title:

PARTICIPANT

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